EXHIBIT 4-E


INTERCREDITOR AGREEMENT
------------------------

This Intercreditor Agreement ("Agreement") is made and entered into as of the 3rd day of August, 1999, by and among CAPTEC FINANCIAL GROUP, INC. ("Captec"), and CNL FINANCIAL SERVICES, INC. ("CNL") (Captec and CNL are sometimes hereinafter referred to collectively as the "Mortgage Lenders"), CHASE BANK OF TEXAS, NATIONAL ASSOCIATION ("Agent") for itself and as agent for the Banks which are parties to the Credit Agreement (as hereinafter defined) (the Agent and the Banks are sometimes hereinafter referred to collectively as the "Bank Lenders"), QUALITY DINING, INC. ("QDI"), BRAVOKILO, INC. ("Bravokilo"), SOUTHWEST DINING, INC. ("Southwest") and GRAYLING CORPORATION ("Grayling") (Bravokilo, Southwest and Grayling are sometimes hereinafter referred to individually as an "Operating Company" and collectively as the "Operating Companies"), and BKCAP, LLC, BKCN, LLC, SWCAP, LLC, SWCN, LLC, GRAYCAP, LLC and GRAYCN, LLC (all such entities sometimes hereinafter referred to individually as a "Borrower" and collectively as the "Borrowers").

RECITALS
--------

WHEREAS, contemporaneously herewith, the Mortgage Lenders have made loans in the aggregate principal amount of Forty-
Nine Million Sixty-Six Thousand and 00/100 Dollars
($49,066,000.00) (the "Mortgage Loans") to the Borrowers;
and

WHEREAS, the Mortgage Loans are evidenced by certain promissory notes, mortgages, guarantees, negative pledge agreements, and other collateral security instruments, agreements and documents (all such promissory notes, mortgages, guarantees, negative pledge agreements and other collateral security instruments, agreements and documents together with the Leases (as hereinafter defined) are hereinafter referred to as the "Mortgage Loan Documents");
and

WHEREAS, pursuant to the Mortgage Loan Documents, the Mortgage Lenders have a first priority security interest in and lien on all of the Borrowers' rights, title and interests in and to all real property (whether constituting a fee interest or a leasehold interest) and personal property of the restaurants described on Exhibit A attached hereto (the "Subject Restaurants"); and

WHEREAS, pursuant to certain lease agreements by and among the Borrowers, as landlord, and the Operating Companies, as tenant (the "Leases"), the Borrowers are leasing to the Operating Companies all real property and personal property of the Subject Restaurants owned by the Borrowers, and the Operating Companies, pursuant to such Leases, franchise agreements with the Franchisors (as hereinafter defined), and other permits, licenses and agreements, are operating the Subject Restaurants; and

WHEREAS, the Bank Lenders have extended certain commitments for revolving credit advances to QDI and GAGHC, INC. ("GAGHC") in an aggregate amount not to exceed Seventy-Six Million and 00/100 Dollars ($76,000,000.00) (the "Bank Loans") pursuant to that certain Third Amended and Restated Revolving Credit Agreement dated as of May 11, 1999, by and between QDI and GAGHC, as borrowers, the Banks which are party thereto, the Agent, NBD Bank, N.A., as Documentation Agent, and Nationsbank, N.A. (South), as Co-Agent (as it may be amended or modified, the "Credit Agreement"); and WHEREAS, the Bank Loans are and may hereafter be evidenced by certain promissory notes and secured by certain guarantees, collateral security instruments, agreements and documents, including without limitation the Security Documents (as defined in the Credit Agreement) (the Credit Agreement and all such promissory notes, guarantees, collateral security instruments, agreements and documents are hereinafter referred to as the "Bank Loan Documents"); and

WHEREAS, pursuant to the Bank Loan Documents, the Bank Lenders and their agents have a first priority security interest in and lien on all Inventory (as defined in the Bank Loan Documents) of the Subject Restaurants; and WHEREAS, the Agent, QDI, Southwest and Grayling are parties to that certain Consent to Collateral Assignment, dated as of September 11, 1998 (the "Brinker Agreement") with Brinker International, Inc. ("Brinker"); and

WHEREAS, the Agent, QDI and Bravokilo anticipate entering into an agreement in substantially the same form as the Brinker Agreement (the "BKC Agreement"), with Burger King Corporation ("BKC") (the Brinker Agreement and the BKC Agreement are sometimes hereinafter referred to collectively as the "Franchisor Agreements", and Brinker and BKC are sometimes hereinafter referred to collectively as the "Franchisors"); and

WHEREAS, it is a condition precedent to the Mortgage
Lenders' willingness and obligation to make the Mortgage
Loans pursuant to the Mortgage Loan Documents that the Agent, QDI and the Operating Companies enter into this Agreement with the Mortgage Lenders; and

WHEREAS, in order to induce the Mortgage Lenders to make the Mortgage Loans pursuant to the Mortgage Loan Documents, the
Agent, QDI and the Operating Companies have agreed to enter into this Agreement with the Mortgage Lenders.

AGREEMENTS
----------

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

    1. Partial Release of Security Interests. The Agent hereby releases for itself and on behalf of the Banks any and all security interests, liens or other encumbrances they currently have in or on the Equipment and Fixtures and all proceeds thereof (as such terms are defined in the Bank Loan Documents) located at the Subject Restaurants, which released Equipment and Fixtures and proceeds thereof will then be pledged, in addition to certain other real property and personal property of the Subject Restaurants, to secure the Mortgage Loans.

2. Release of Grayling Stock. The Bank Lenders and their agents hereby release any and all security interests, liens or encumbrances they have in or on the capital stock of Grayling.

3.   Subordination and Right to Cure.

a.   Subordination.

Notwithstanding anything contained in the Mortgage Loan Documents, the Bank Loan Documents or the Franchisor Agreements, or any other liens, claims, encumbrances or rights arising by agreement or by operation of law or otherwise, the Agent for itself and on behalf of the Banks hereby subordinates in accordance with the terms hereof all liens, claims, encumbrances and rights now existing or hereafter arising in or on any of the Leases, the franchise agreements for the Subject Restaurants (the "Franchise Agreements") or any proceeds from the sale, assignment or transfer of any such Leases or Franchise Agreements ("Proceeds"), whether such liens, claims, encumbrances or rights arise out of the Bank Loan Documents or the Franchisor Agreements or otherwise, to all claims of the Mortgage Lenders to receive payments from amounts derived through the operation of the Subject Restaurants pursuant to the Franchise Agreements and the Leases in accordance with the obligations of the Operating Companies to the Borrowers under the Leases and the obligations of the Borrowers to the Mortgage Lenders under the Mortgage Loan Documents.

b.   Right to Cure.

Without limiting the subordination set forth in paragraph 3(a) above, the Bank Lenders shall have the right and opportunity to cure Events of Default under the Leases (hereinafter referred to individually as a "Lease Default" and collectively as "Lease Defaults"), and to retain certain Proceeds in the event that all of the following conditions have been satisfied:

(1) The Bank Lenders have, within thirty (30) days after receipt of written notice from one or both of the Mortgage Lenders of the occurrence of one or more Lease Defaults under one or more of the Leases of any Borrower, cured all such Lease Defaults relating to (i) the payment of all amounts when due under such Leases (including without limitation Minimum Monthly Rent, Impositions and Late Charges, as such terms are defined in the Leases), and (ii) the performance of all obligations of the tenants under such Leases other than any such obligations arising as a result of any Event of Default described in subsections 11.1.4 through 11.1.10 of such Leases, to the reasonable satisfaction of the Mortgage Lenders (such Leases hereinafter referred to as the "Cured Leases"); and

(2) The Bank Lenders have continued to make all such payments and perform all such obligations set forth in paragraph 3(b)(1) above with respect to the Cured Leases as and when due; and

(3) The Bank Lenders have exercised their rights pursuant to the Franchisor Agreements to cause a sale, assignment or transfer of the applicable franchisee's rights under the Franchise Agreements or tenant's rights under the Cured Leases; provided, that any such sale, assignment or transfer is expressly conditioned upon and subject to:

(a) Satisfaction by the Bank Lenders of all of the terms and conditions of the Franchisor Agreements in connection with such sale, assignment or transfer; and

 (b)  Prior written approval by the Mortgage
Lenders of any such sale, assignment or transfer, including without limitation any transfer or assignment of the applicable Leases, as provided in paragraph 3(f) below; and

(4) The Proceeds from such sale, assignment or transfer are sufficient to and are paid to the Mortgage Lenders to cure all Lease Defaults and pay all sums due to the Franchisors under the Franchise Agreements or otherwise, in which case the Bank Lenders shall be entitled to receive any remaining net Proceeds from such sale, assignment or transfer.

In the event that all of the foregoing conditions have been satisfied, the Mortgage Lenders shall not pursue any remedies under the Mortgage Loan Documents or the Leases with respect to any Subject Restaurant subject to a Cured
Lease.

c.   Failure to Cure.
In the event that the Bank Lenders do not satisfy all of the conditions set forth in paragraph 3(b) above within the time periods specified therein and in paragraph 3(e) below:

(1) the Mortgage Lenders may proceed to accelerate all obligations and exercise all rights and remedies under the Mortgage Loan Documents and the Leases, including without limitation all of the Mortgage Lenders rights and remedies pursuant to Paragraph 15.3 of the Leases, as provided therein; and

(2) all rights of the Bank Lenders under the Bank Loan Documents and the Franchisor Agreements to cause a sale, assignment or transfer of the applicable franchisee's rights under the Franchise Agreements for the Subject Restaurants or the tenant's rights under the Leases, are and shall be expressly subordinated to all rights and remedies of the Mortgage Lenders under the Mortgage Loan Documents and the Leases; and

(3) in connection with any sale, assignment or transfer of any or all of the Subject Restaurants by the Mortgage Lenders, the Agent hereby agrees, at the expense of the Mortgage Lenders, to take reasonable steps to cooperate in good faith with the Mortgage Lenders in connection with such sale, assignment or transfer; and

(4) the Mortgage Lenders shall be entitled to receive all Proceeds arising from any sale, assignment or transfer of any or all of the Subject Restaurants, including but not limited to all proceeds from the sale, assignment or transfer of the applicable Franchise Agreements or Leases, to the extent necessary to satisfy in full all obligations of the Borrowers, the Operating Companies and QDI to the Mortgage Lenders under the Mortgage Loan Documents; and

(5) the Bank Lenders shall be entitled to receive any remaining net Proceeds from such sale, assignment or transfer after satisfaction in full of all obligations to the Mortgage Lenders as provided in paragraph 3(c)(4) above.

d.   Notice Obligations.

The Agent hereby agrees to provide written notice to the Mortgage Lenders, contemporaneously with any notices given to QDI or the Operating Companies, of any default or event of default under the Bank Loan Documents. The Mortgage Lenders hereby agree to provide written notice to the Bank Lenders, contemporaneously with any notices given to the Borrowers, the Operating Companies or QDI, of any Lease Default. The Mortgage Lenders agree not to terminate any Lease until not less than thirty (30) days after receipt by the Bank Lenders of written notice from the Mortgage Lenders of the occurrence of one or more Events of Default under such Lease and specifying the nature of such Events of Default.

e.   Sale, Assignment or Transfer Period.

In the event that the Bank Lenders cure all Lease Defaults as provided in paragraph 3(b) above, the Bank Lenders' rights to cause a sale, assignment or transfer of the applicable Leases and Franchise Agreements, pursuant to and in accordance with the terms and conditions set forth in paragraph 3(b) above, shall continue for a period of twelve (12) months; provided, that so long as no default or Event of Default is continuing under any of the Mortgage Loan Documents, no default or event of default is continuing under the Franchise Agreements, and the Bank Lenders have delivered to the Mortgage Lenders a signed purchase agreement with respect to such proposed sale, assignment or transfer, such period may continue for an additional sixty (60) days. As part of any such sale, assignment or transfer, the transferee of the tenant's rights under any applicable Lease must assume and agree to be bound by all of the terms and conditions of such Lease, including without limitation the provisions of paragraph 11.1.10 thereof providing that the occurrence of any Event of Default under the applicable
Mortgage (as defined therein) shall constitute an Event of Default under such Lease.

f.   Approval by Mortgage Lenders.
In the event of any sale, assignment or transfer of the franchisee's rights under the Franchise Agreement for any of the Subject Restaurants and the tenant's rights under the applicable Leases as provided in this Agreement, all terms and conditions of such sale, assignment or transfer are subject to the prior written approval of the Mortgage Lenders, which approval will not be unreasonably withheld or delayed.

4.   Bankruptcy, Dissolution, Etc.
     -------------------------------

a.   Mortgage Lender Authority.

At any meeting of creditors of QDI or any of the Operating Companies or in the event of any case or proceeding, voluntary or involuntary, for the distribution, division or application of all or part of the assets of QDI or any of the Operating Companies or the proceeds thereof, whether such case or proceeding be for the liquidation, dissolution or winding up of QDI or any of the Operating Companies or its business, a receivership, insolvency or bankruptcy case or proceeding, an assignment for the benefit of creditors or a proceeding by or against QDI or any of the Operating Companies for relief under the federal Bankruptcy Code or any other bankruptcy, reorganization or insolvency law or any other law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition or extension or marshalling of assets or otherwise ("Proceedings") the Mortgage Lenders are hereby irrevocably authorized at any such meeting or in any such proceeding to receive or collect any cash or other assets of QDI or any of the Operating Companies with respect to the Subject Restaurants distributed, divided or applied by way of dividend or payment, or any securities issued on account of any Bank Loans with respect to the Subject Restaurants, and apply such cash to or to hold such other assets or securities as collateral for the Mortgage Loans until all of the Mortgage Loans shall have been paid in full in cash, rendering to the Bank Lenders any surplus to which the Bank Lenders are then entitled.

b.   Permitted Receipts.

Notwithstanding the foregoing provisions of paragraph 4(a), the Bank Lenders shall be entitled to receive and retain any securities of QDI or any of the Operating Companies or any other corporation or other entity provided for by a plan of reorganization or readjustment with respect to the Subject Restaurants (i) the payment of which securities is subordinate, at least to the extent provided in this Agreement with respect to Bank Loans, to the payment of all Mortgage Loans under any such plan of reorganization or readjustment and (ii) all other terms of which are acceptable to the Mortgage Lenders in their discretion.

c.   Voting Restrictions.

At any such meeting of creditors or in the event of any such case or proceeding, the Bank Lenders shall retain the right to vote and otherwise act with respect to the Bank Loans (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension), provided that the Bank Lenders shall not vote with respect to any such plan or take any other action in any way so as to contest the Bank Lenders' obligations and agreements set forth in this Agreement.

d.   Distributions in Dissolution.

Upon any distribution of the assets of QDI or any of the Operating Companies in connection with any dissolution, winding up, liquidation or reorganization of QDI or any of the Operating Companies (whether in Proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of QDI or any of the Operating Companies or otherwise), any proceeds of the Subject Restaurants shall first be applied to payment in full of all Mortgage Loans before Bank Lenders shall be entitled to receive any payment in respect of the Bank
Loans. Upon any such dissolution, winding up, liquidation or reorganization, any payment or distribution of proceeds of the Subject Restaurants of any kind or character, whether in cash, property or securities, to which Bank Lenders would be entitled in respect of the Bank Loans with respect to the Subject Restaurants except for the provisions of this Agreement shall be made by the liquidating trustee or agent or other persons making such payment or distribution
(whether a trustee in the bankruptcy, a receiver or liquidating trustee or otherwise) (a "Paying Party"), or if received by Bank Lenders, by Bank Lenders directly to Mortgage Lenders, to the extent necessary to pay in full the Mortgage Loans. The Bank Lenders hereby authorize and direct each Paying Party to pay over to Mortgage Lenders upon demand by Mortgage Lenders, all such payments or distributions without the necessity of any inquiry as to the status or balance of the Mortgage Loans, and without further notice to or consent of Bank Lenders.

e.   Subrogation.

Upon full and final payment of the Mortgage Loans and all other amounts payable to the Mortgage Lenders under the Mortgage Loan Documents, the Bank Lenders shall be subrogated to any rights of the Mortgage Lenders under the Mortgage Loan Documents to the extent of any payments with respect to the Bank Loans paid to and retained by the Mortgage Lenders.

5.   Freedom of Dealings.

The Bank Lenders agree, with respect to the Mortgage Loans and any and all collateral therefor or guaranties thereof, that the Mortgage Lenders may, or may agree with QDI, Operating Companies or Borrowers, at any time and from time to time, except for any increase in the amount of the Mortgage Loans or the taking of additional collateral security or guaranties therefor, to (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, the Mortgage Loans or the security therefor, or otherwise amend in any manner the Mortgage Loan Documents; (ii) exercise or refrain from exercising any rights against QDI, Operating Companies or Borrowers; (iii) apply any sums by whomsoever paid or however realized to the Mortgage Loans; (iv) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property whatsoever and by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, any Mortgage Loans; (v) release anyone liable in any manner for the payment or collection of any Mortgage Loans; and (vi) settle or compromise all or any part of the Mortgage Loans, otherwise modify the terms of any of the Mortgage Loans, and the Mortgage Lenders may grant extensions of the time of payment or performance to and make compromises, including releases of collateral or guaranties, and settlements with QDI, Operating Companies or Borrowers and all other persons, in each case without the notice to, or consent of the Bank Lenders or QDI, Operating Companies or Borrowers and without impairing or releasing the agreements of the Bank Lenders or QDI, Operating Companies or Borrowers contained in this Agreement with respect to the Mortgage Loan Documents as so amended or modified; provided, however, that nothing contained in this paragraph 5 shall constitute a waiver of the right of QDI, Operating Companies or Borrowers to agree or consent to a settlement or compromise of a claim which the Mortgage Lenders may have against QDI, Operating Companies or Borrowers. Notwithstanding the foregoing, the Mortgage Lenders may advance funds to or on behalf of the Borrowers or the Operating Companies in accordance with the Mortgage Loan Documents and the Leases to the extent necessary to prevent or cure any defaults by the Borrowers or the Operating Companies thereunder, including without limitation for the payment of taxes, insurance premiums, the preservation or protection of property or the title thereto.

6.   Modification or Sale of the Bank Loans.

The Bank Lenders will not, at any time while this Agreement is in effect, without the prior written consent of the Mortgage Lenders (which consent may be withheld or granted in Mortgage Lenders' sole discretion) encumber their rights under the Franchise Agreements or make any claim to the Franchise Agreements or Proceeds except as set forth in this Agreement. Any sale, transfer, pledge, assignment, hypothecation or other disposition of any or all of the Bank Loan Documents by the Bank Lenders shall be subject to the provisions of this Agreement and any such transferee shall be entitled to all of the rights and shall be bound by all of the obligations of the Bank Lenders hereunder. Any sale, transfer, pledge, assignment, hypothecation or other disposition of any or all of the Mortgage Loan Documents by the Mortgage Lenders shall be subject to the provisions of this Agreement and any such transferee shall be entitled to all of the rights and shall be bound by all of the obligations of the Mortgage Lenders hereunder.

7.   Obligations to Bank Lenders.

Nothing contained in this Agreement shall impair, as between QDI, GAGHC or any of the Operating Companies and the Bank Lenders, the obligation of QDI, GAGHC or such Operating Companies to pay to the Bank Lenders all amounts payable in respect of the Bank Loans and when the same shall become due and payable in accordance with the terms thereof, or prevent the Bank Lenders (except as expressly otherwise provided in paragraph 3) from exercising all rights, powers and remedies otherwise permitted by the Bank Loan Documents and by applicable law upon a default of the Bank Loans or under any of the Bank Loan Documents, all, however, subject to the rights of the Mortgage Lenders in respect of the Subject Restaurants as set forth in this Agreement. Bank Lenders further agree and acknowledge that (i) Borrowers have no obligation or liability to the Bank Lenders; and (ii) Bank Lenders have no lien, encumbrance or claim on or against the assets or property of the Borrowers under the Bank Loan Documents or otherwise.

8.   Termination of Subordination.

This Agreement shall continue in full force and effect, and the obligations and agreements of the Bank Lenders hereunder shall continue to be fully operative, until all of the Bank Loans or all of the Mortgage Loans shall have been paid and satisfied in full in cash and such full payment and satisfaction shall be final and not avoidable.

9.   Further Assurances.

The Bank Lenders and their agents hereby agree, promptly upon the request of the Mortgage Lenders, to execute, acknowledge and deliver any and all further documents, releases, agreements and assurances and do or cause to be done all further acts as may be necessary to confirm and effectuate the terms of paragraphs 1 and 2 of this Agreement. In addition, in the event that the Bank Lenders at any time receive any Proceeds to which the Mortgage
Lenders are entitled pursuant to this Agreement, the Bank
Lenders shall hold all such Proceeds in trust for the benefit of and shall promptly deliver such Proceeds to the Mortgage Lenders.

10.  Scope of Agreement.

The terms of this Agreement relate solely to the Subject
Restaurants and do not apply to any other restaurants or other real or personal property owned, directly or indirectly, by QDI, the Operating Companies or any subsidiaries thereof.

11.  Waiver.

The Mortgage Lenders may, in their sole and absolute discretion, waive any provisions of this Agreement benefiting the Mortgage Lenders; provided, however, that such waiver shall be effective only if in writing and signed by the Mortgage Lenders and shall be limited to the specific provision or provisions expressly so waived.


12.  Binding Effect.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and the Bank Lenders and their respective successors, assigns and transferees. The Agent hereby represents that it is duly authorized in its capacity as Administrative Agent under the Credit Agreement to execute this Agreement on behalf of the Bank Lenders for the benefit of the Mortgage Lenders and their respective successors, assigns and transferees.

13.  Notices.

All notices and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient and effective in all respects if given in writing and delivered personally, or mailed by registered or certified mail, postage prepaid, or delivered by facsimile transmission, or delivered by a recognized overnight courier service, as follows:

If to the Mortgage Lenders:
Captec Financial Group, Inc.
24 Frank LloydWright Drive
Lobby L, 4th Floor
P.O. Box 544
Ann Arbor, MI 48106
Attention: Robert V. Schrader Vice President, Operations
Facsimile:  (734) 994-1376

and

CNL Financial
Services. Inc.
400 East South
Street, Suite 500
Orlando, FL 32801
Attention: John Farren Vice President of Transaction Management
Facsimile:  (407) 425-9876

If to the Bank
Lenders:
Chase Bank of Texas, National
Association, as Agent
712 Main Street, 4 CBBN 59
Houston, TX 77002-8059
Attention:  Michael J. Costello Vice President
Facsimile:  (713) 216-6710

If to QDI or the Operating Companies:
Quality Dining, Inc.
4220 Edison Lakes Parkway
Mishawaka, IN  46545
Attention: John C. Firth
Executive Vice President
Facsimile: (219) 243-4377


14.  Governing Law.

This Agreement shall be governed by
and interpreted in accordance with the
laws of the State of Indiana.

15.  Assignment.

Subject to the provisions of paragraph
6 above, this Agreement and the rights
and obligations of the Mortgage
Lenders may be assigned by Mortgage
Lenders in whole or in part without
notice to or consent of Bank Lenders,
QDI, Operating Companies or Borrowers.

16.  Amendment.

This Agreement may be modified or
amended only by a writing and signed
by all of the parties hereto.

17.  Entire Agreement.

This Agreement embodies the entire
agreement and understanding between
the parties with respect to the
subject matters hereof and supersedes
all prior agreements, contracts and
understandings related to such subject
matter.

18.  Miscellaneous.

No course of dealing between the
parties, no usage of trade and no
parole or extrinsic evidence of
any nature shall be used to supplement
or modify any of the terms or
provisions of this Agreement. If any
provision of this Agreement is held to
be illegal, invalid or unenforceable
under present or future laws, the
legality, validity and enforceability
of the remaining provisions of this
Agreement shall not be affected
thereby, and this Agreement shall be
liberally construed so as to carry out
the intent of the parties to it.

19. Counterparts.
This Agreement may be executed in
several counterparts and by each party
on a separate counterpart, each of
which when so executed and delivered
shall be an original, and all of which
together shall constitute one
instrument.

(SIGNATURE PAGES FOLLOWS)

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be duly executed and delivered as of the date first written above.





CAPTEC FINANCIAL GROUP, INC.


By:_______________

Name:_____________

Title:____________




CNL FINANCIAL SERVICES, INC.



By:___________________________
   JOHN L. FARREN
   Vice President of Transaction Management





CHASE BANK OF TEXAS,
NATIONAL ASSOCIATION, AS AGENT

By:______________________

Name:____________________

Title:__________________


QUALITY DINING, INC.

By:__________________
JOHN C. FIRTH
Executive Vice President
and Secretary


BRAVOKILO, INC.

By:___________________
JOHN C. FIRTH
Executive Vice President
and Secretary



SOUTHWEST DINING, INC.

By:___________________
JOHN C. FIRTH
ExecutiveVice President
and Secretary


GRAYLING CORPORATION

By:__________________
JOHN C. FIRTH
ExecutiveVice President
and Secretary


SWCAP, LLC

By:____________________
JOHN C. FIRTH
Executive Vice President
and Secretary


SWCN, LLC

By:_____________________
JOHN C. FIRTH
Executive Vice President
and Secretary


GRAYCAP, LLC

By:____________________
JOHN C. FIRTH
Executive Vice President
and Secretary


GRAYCN, LLC

By:____________________
JOHN C. FIRTH
Executive Vice President
and Secretary


BKCAP, LLC

By:_____________________
JOHN C. FIRTH
Executive Vice President
and Secretary


BKCN, LLC

By:_______________________
JOHN C. FIRTH
Executive Vice President
and Secretary